                                                                       Exhibit 8


                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

                                                              February 28, 1999

The Board of Directors
RELTEC Corporation
5900 Landerbrooke Drive, Suite 300
Cleveland, Ohio 44124

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of RELTEC Corporation ("RELTEC") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among RELTEC, GEC Incorporated ("GEC") and George Acquisition Corp., a wholly owned subsidiary of GEC ("Acquisition Sub"). As more fully described in the Merger Agreement, (i) GEC will cause Acquisition Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of RELTEC (the "RELTEC Common Stock") at a purchase price of $29.50 per share, net to the seller in cash (the "Cash Consideration" and, such tender offer, the "Tender Offer") and (ii) subsequent to the Tender Offer, Acquisition Sub will be merged with and into RELTEC (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of RELTEC Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.

  In arriving at our opinion, we reviewed a draft of the Merger Agreement dated February 28, 1999 and held discussions with certain senior officers, directors and other representatives and advisors of RELTEC and certain senior officers and other representatives and advisors of GEC concerning the business, operations and prospects of RELTEC. We examined certain publicly available business and financial information relating to RELTEC as well as certain financial forecasts and other information and data for RELTEC which were provided to or otherwise discussed with us by the management of RELTEC. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of RELTEC Common Stock; the historical and projected earnings and other operating data of RELTEC; and the capitalization and financial condition of RELTEC. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of RELTEC. In connection with our engagement, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of RELTEC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of RELTEC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RELTEC as to the future financial performance of RELTEC. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RELTEC nor have we made any physical inspection of the properties or assets of RELTEC. Representatives of RELTEC have advised us, and we have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for RELTEC or the effect of any other transaction in which RELTEC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

  Salomon Smith Barney Inc. has acted as financial advisor to RELTEC in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We have in the past provided investment banking services to RELTEC and its affiliates, and affiliates of GEC, unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of RELTEC and affiliates of GEC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with RELTEC, GEC and their respective affiliates.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of RELTEC in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of RELTEC Common Stock in the Tender Offer or how such stockholder should vote on any matters relating to the proposed Transaction.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of RELTEC Common Stock (other than GEC or its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Salomon Smith Barney Inc.

SALOMON SMITH BARNEY INC.